Exhibit (d)(2)

MUTUAL NONDISCLOSURE AGREEMENT

This Mutual Nondisclosure Agreement (this “Agreement”) by and between Inventure Foods, Inc., a Delaware corporation (“Seller”), and Utz Quality Foods, Inc., a Pennsylvania corporation (each a “Party” and collectively, the “Parties”), is dated as of the latest date set forth on the signature page hereto.

1.    General. In connection with the consideration of a possible negotiated transaction (a “Possible Transaction”) between the Parties (each such Party being hereinafter referred to as a “Company”), or between or among one or more of their respective subsidiaries or affiliates, each Company (in its capacity as a provider of information hereunder, a “Provider”) is prepared to make available to the other Company (in its capacity as a recipient of information hereunder, a “Recipient”) certain “Evaluation Material” (as defined in Section 2 below) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions as hereinafter set forth.

2.    Definitions.

(a)    The term “Evaluation Material” means information concerning the Provider which has been or is furnished to the Recipient or its Representatives in connection with the Recipient’s evaluation of a Possible Transaction, including its business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient or its Representatives which contain or are based upon, in whole or in part, the information furnished by the Provider hereunder. The term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this Agreement, (ii) was within the Recipient’s possession, as evidenced by written records or other conclusive evidence, prior to its being furnished to the Recipient by or on behalf of the Provider, provided that the source of such information was not known by the Recipient or its Representatives after due inquiry to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, (iii) is or becomes available to the Recipient on a nonconfidential basis from a source other than the Provider or its Representatives, provided that such source was not known by the Recipient or its Representatives after due inquiry to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information or (iv) was or is independently developed by or for the Recipient without reference to the Evaluation Material.

(b)    The term “Representatives” means, as to the Recipient or Provider, as applicable, such Person’s subsidiaries and affiliates, and each of their respective directors, officers, employees, agents, managers, partners, advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), or potential sources of financing for the Possible Transaction.

(c)    The term “Person” includes the media and any corporation, partnership, group, individual or other entity.

3.    Use of Evaluation Material. Each Recipient shall, and it shall cause its Representatives to, use the Evaluation Material solely for the purpose of evaluating, negotiating, pursuing, or facilitating a Possible Transaction, keep the Evaluation Material confidential, and, subject to Section 5, will not, and will cause its Representatives not to, disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of such information may be disclosed to the Recipient’s Representatives who need to know such information for the sole purpose of helping the Recipient evaluate, negotiate, pursue or facilitate a Possible Transaction, and who are informed by the Recipient of the confidential nature of the Evaluation Material and who agree to be bound by the terms of this Agreement as if they were parties hereto or who are otherwise bound by obligations of confidentiality consistent with this Agreement. Each Recipient agrees to be responsible for any breach of this Agreement by any of such Recipient’s Representatives. This Agreement does not grant a Recipient or any of its Representatives any license to use the Provider’s Evaluation Material except as provided herein.

4.    Non-Disclosure of Discussions. Subject to Section 5, each Company agrees that, without the prior written consent of the other Company, such Company will not, and it will cause its Representatives not to, disclose to any other Person (i) that Evaluation Material has been exchanged between the Companies, (ii) that discussions or negotiations are taking place between the Companies concerning a Possible Transaction; provided, however, Seller may disclose to other parties that there are other potential acquirers, without disclosing the identity of such parties, or (iii) any of the terms, conditions or other facts with respect to a Possible Transaction (including the status thereof), provided, however, that nothing contained herein shall be deemed to inhibit, impair or restrict the ability of Recipient or its Representatives from having discussions or negotiations with other persons relating to potential financing in connection with the Possible Transaction so long as each of such persons agrees in writing to be bound by the terms of this Agreement and Seller’s prior written consent (whether by e-mail or other formal written consent) is obtained prior to such discussions or negotiations.

5.    Legally Required Disclosure. If a Recipient or its Representatives are legally obligated, pursuant to a Federal or state court order or legal proceedings or pursuant to a subpoena or requirement of any governmental or regulatory agency or body, to disclose any of the Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 above, such Recipient shall provide the Provider with prompt written notice of any such request or requirement together with copies of the material proposed to be disclosed so that the Provider may seek, at the Provider’s sole cost and expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, a Recipient or its Representatives are nonetheless legally compelled to disclose Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 or otherwise be liable for contempt or suffer other censure or penalty, such Recipient or its Representatives may, without liability hereunder, disclose to such requiring Person only that portion of such Evaluation Material or any such facts which the Recipient or its Representatives is legally required to disclose, provided that the Recipient and/or its Representatives provide such cooperation with the Provider, as the Provider may reasonably request, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material or such facts by the Person receiving the material.

6.    Return or Destruction of Evaluation Material. If either Company decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the other Company of that decision. In that case, or at any time upon the request of a Provider for any reason, a Recipient will, and will cause its Representatives to, promptly (and in any event no later than ten business days of receipt of such notice), return all Evaluation Material along with all copies made thereof and all documents or things containing any portion of any Evaluation Material or otherwise destroy such Evaluation Material with a confirmation in writing from the Recipient with respect to such destruction; provided that the Recipient shall have no obligation to return any data, notes, analyses, compilations, studies, interpretations or other documents or records prepared by it or its Representatives based upon, containing or otherwise reflecting any Evaluation Materials. Notwithstanding anything to the contrary in this Agreement, (i) neither the Recipient nor its Representatives will be obligated to erase any Evaluation Material that is contained in a computer system backup in accordance with their respective backup, security and/or disaster recovery procedures, (ii) the Recipient and its Representatives may maintain a file copy of any report rendered by such Representatives to the Recipient, (iii) neither the Recipient nor its Representatives shall be prohibited from retaining any Evaluation Material if required by applicable law, regulation or professional standards and (iv) one copy of the Evaluation Material may be kept by legal counsel for compliance and evidentiary purposes. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Representatives will continue to be bound by such Recipient’s obligations hereunder with respect to such Evaluation Material.

7.    No Solicitation/Employment. Neither Recipient will, within one year from date of this Agreement, directly or indirectly solicit the employment or consulting services of or employ or engage as a consultant any of the officers or employees of the Provider, so long as they are employed by the Provider at the time of such solicitation or hiring. A Recipient is not prohibited from soliciting by means of a general advertisement not directed at (i) any particular individual or (ii) the employees of the Provider generally.

8.    Standstill. Each Company agrees that, for a period of eighteen months after the latest date set forth on the signature page hereto, unless specifically invited in writing by the other Company, neither it nor any of its Representatives (acting on behalf of or in concert with such Company or its other Representatives) will in any manner, directly or indirectly:

(a)    effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i)	any acquisition of any securities (or beneficial ownership thereof), assets, indebtedness of the other Company or any of its subsidiaries,

(ii)	any tender or exchange offer, merger or other business combination involving the other Company or any of its subsidiaries,

(iii)	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other Company or any of its subsidiaries, or

(iv)	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other Company;

(b)    form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the other Company;

(c)    make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the other Company or its securities, assets or indebtedness;

(d)    otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other Company;

(e)    take any action which might force the other Company to make a public announcement regarding any of the types of matters set forth in (a) above; or

(f)    enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Each Company also agrees during such period not to request the other Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 8 (including this sentence). The foregoing restrictions in this Section 8 shall not apply to any of a Company’s Representatives effecting or recommending transactions in securities (1) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner and (2) not at the direction or request of such Company or any of its other Representatives. Notwithstanding the foregoing, this paragraph 8 shall not apply if (a) a third party enters into any agreement with the Company providing for the acquisition (by way of merger or otherwise) of more than 50% of the outstanding voting securities of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated revenues or earnings power of the Company and its subsidiaries, taken as a whole, (b) any person commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company, and in connection therewith, the Company files with the Securities and Exchange Commission a Schedule 14D-9 with respect to such offer that recommends that the Company’s stockholders reject such offer; or (c) the Company’s Board of Directors (or any duly constituted committee thereof composed entirely of independent directors) shall have determined in good faith, after consultation with outside legal counsel, that the failure to waive, limit, amend or otherwise modify the Standstill, would be reasonably likely to be inconsistent with the fiduciary duties of the Company’s directors under applicable law; provided, however, that with respect to clauses (a), (b) and (c) of this sentence, you shall not have solicited, initiated, encouraged or taken any action to facilitate or assist or participate with any such other person or group in connection with any of the transactions contemplated by clauses (a), (b) and (c) of this sentence.

9.    Maintaining Privileges. If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Company understands and agrees that the Companies have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Companies that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

10.    Compliance with Securities Laws. Each Recipient agrees not to use any Evaluation Material of the Provider in violation of applicable securities laws.

11.    Not a Transaction Agreement. Except for matters specifically agreed to in this Agreement, each Company understands and agrees that no contract or agreement providing for a Possible Transaction exists between the Companies unless and until a final definitive agreement for a Possible Transaction has been executed and delivered, and each Company hereby waives any claims (including, without limitation, breach of contract) relating to the existence of a Possible Transaction except those arising as a result of, and pursuant to the terms and conditions of, a final, executed and delivered, definitive agreement. Each Company also agrees that, unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither Company will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Neither Company is under any obligation to accept any proposal regarding a Possible Transaction and either Company may terminate discussions and negotiations with the other Company at any time.

12.    No Representations or Warranties: No Obligation to Disclose. Each Recipient understands and acknowledges that neither the Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such Provider and shall have no liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of the Evaluation Material furnished to such Recipient or its Representatives or any errors therein or omissions therefrom. As to the information delivered to the Recipient, each Provider will only be liable for those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. Nothing in this Agreement shall be construed as obligating a Company to provide, or to continue to provide, any information to any Person.

13.    Modifications and Waiver. No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

14.    Remedies. Each Company understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by either Company or any of its Representatives and that the Company against which such breach is committed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof. Such remedies shall not be deemed to be the exclusive remedies for a breach by either Company of this Agreement, but shall be in addition to all other remedies available at law or equity to the Company against which such breach is committed.

15.    Legal Fees. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Company or its Representatives has breached this Agreement, then the Company which is, or the Company whose Representatives are, determined to have so breached shall be liable and pay to the other Company the reasonable legal fees and costs incurred by the other Company in connection with such litigation, including any appeal therefrom.

16.    Governing Law. This Agreement is for the benefit of each Company and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State. Each Company also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware located within the County of Wilmington and of the United States of America located in the Federal District Court of that State for any actions, suits or proceedings arising out of or relating to this Agreement and any Possible Transaction. Each Company agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to such Company’s address set forth below shall be effective service of process for any action, suit or proceeding relating thereto brought against such Company in any such court. Each Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Possible Transaction in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

17.    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Companies intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce them in their modified form for all purposes of this Agreement.

18.    Construction. The Companies have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Companies and no presumption or burden of proof shall arise favoring or disfavoring either Company by virtue of the authorship at any of the provisions of this Agreement.

19.    Term. Except as otherwise provided in this Agreement, the foregoing restrictions shall terminate and be of no further force and effect upon the earlier of (a) two years from the latest date set forth on the signature page hereto or (b) the date upon which a Possible Transaction is consummated.

20.    Entire Agreement. This Agreement contains the entire agreement between the Companies regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Companies regarding such subject matter,

21.    Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representatives as of the date indicated below.

INVENTURE FOODS, INC.		UTZ QUALITY FOODS, INC.

By:	/s/ Steve Weinberger	By:	/s/ Dylan Lissette
	Name: Steve Weinberger		Name: Dylan Lissette
	Title: CFO		Title: CEO
	Date: 9/26/16		Date: 9/12/16

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